Exhibit (a)(1)(D)

Lazard Frères & Co. LLC                 Morgan Stanley & Co. LLC

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Human Genome Sciences, Inc.

at

$13.00 Net Per Share

by

H. Acquisition Corp.

a wholly owned subsidiary of

GlaxoSmithKline plc

May 10, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by H. Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“GSK”), to act as Dealer Managers in connection with its offer to purchase all outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Human Genome Sciences, Inc., a Delaware corporation (“HGS”), at a price of $13.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 10, 2012, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by GSK and its subsidiaries, represents at least a majority of the total number of Shares outstanding on a fully diluted basis, (ii) HGS’s board of directors having approved the Offer under Section 203 of the Delaware General Corporation Law (the “DGCL”) or the Purchaser being satisfied, in its reasonable judgment, that Section 203 of the DGCL is inapplicable to the Offer and the Merger, (iii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any necessary approvals or waiting periods under the laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated or obtained, as applicable, as described in the Offer to Purchase, and (iv) HGS not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or GSK’s ability to acquire the Shares or HGS or otherwise diminishing the expected value to GSK of the acquisition of HGS.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.    Offer to Purchase dated May 10, 2012;

2.    Letter of Transmittal, for your use and for the information of your clients;

3.    Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare, Inc., the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4.    A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.    IRS Form W-9; and

6.    Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, JUNE 7, 2012, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to accept the Offer a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, at the end of the day on Thursday, June 7, 2012.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Lazard Frères & Co. LLC	Morgan Stanley & Co. LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF H. ACQUISITION CORP., GLAXOSMITHKLINE PLC, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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